UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2018

MON SPACE NET INC.

(Exact name of registrant as specified in its charter)

Nevada	333-210519	81-2629386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

The Earth @ Bukit Jalil, Jalan Bukit Jalil 1, Bumi Bukit Jalil, Lebuhraya Puchong – Sg. Besi, 57000 Kuala Lumpur, Malaysia	46200
(Address of principal executive offices)	(Zip Code)

+60(0)380823416
Registrant’s telephone number, including area code:

100.3.041, 129 Offices, Block J, Jaya One, No. 72A, Jalan Universiti, Section 13, Petaling Jaya, Malaysia
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2018, the Board of the Company appointed Ms. Wong Siaw Wei as a new director of the Company. Ms. Wong will be acting as a Director of the Company and spearheading the new direction forward.

Set forth below is the biographical information about the new director:

Ms. Wong Siew Wei, age 42, has over 18 years working experience in accounting, audit, and investment banking. She is currently the executive director of Linz Consultancy Sdn Bhd, and currently serves as an independent director and chairman of the audit committee for ABM Fujiya Berhad, a public company in Malaysia. Ms. Wong started her career with Ernst & Young and worked there between 2001 to 2003. From 2003 to 2006, Ms. Wong served as a Chief Accountant for Ekran Berhad where she was responsible for the group of companies reporting obligation with the Malaysia stock exchange. From 2006 to 2009, Ms. Wong worked as an associate manager of investment banking with AmInvestment Bank Berhad.

Ms. Wong received her diploma in Accounting with Systematic Business School in 1995. She has been a member of the Association of Chartered Certified Accountants since 2002 and a member of the Malaysian Institute of Accountants since 2003.

Ms. Wong does not have any family relationship with any other director or executive officer of the Company. There have been no related party transaction between the Company and Ms. Wong reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MON SPACE NET, INC.

Date: December 14, 2018	By:	/s/ Lai Chai Suang
Name: Lai Chai Suang Title: Chief Executive Officer

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